UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2011

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 18, 2011, Salix’s subsidiary Salix Pharmaceuticals, Inc. entered into an Amended and Restated Manufacturing and Supply Agreement with Glenmark Pharmaceuticals Ltd. (the “Amended Supply Agreement”). The Amended Supply Agreement replaces in its entirety the original agreement between the parties dated as of December 9, 2008 (the “Original Agreement”). Under the Amended Supply Agreement, Glenmark agrees to manufacture and supply to Salix such quantities of crofelemer as Salix orders.

Under the Amended Supply Agreement, the parties agreed on a scale-up plan for Glenmark’s equipment and facilities in order to meet Salix’s anticipated increase in demand for crofelemer. Glenmark will be responsible for all costs associated with the implementation of the agreed scale-up plan, including the purchase and installation of all equipment contemplated by the plan. If Salix’s annual requirements for crofelemer exceed Glenmark’s augmented capacity during the term of the agreement, the parties will negotiate a supplemental scale-up plan, including the allocation of costs for equipment contemplated by the plan. Upon the completion of specified events in connection with the agreed scale-up plan, Salix will be required, for a period of five years, to order from Glenmark a specified minimum amount of crofelemer.

Salix agreed to pay Glenmark a $21.6 million commitment fee in five equal annual installments, with the first payment in July 2012, in view of Glenmark’s investment in, and risks associated with, upgrading its manufacturing facilities to increase the production capacity of crofelemer. The commitment fee is in addition to the compound purchase price payable by Salix to Glenmark. Salix will have no obligation on any installment of the commitment fee if the Amended Supply Agreement terminates. Under an Agreement for Advance Against Commitment Fee (the “Advance Agreement”) entered into simultaneously with the Amended Supply Agreement, Salix agreed to pay Glenmark an advance of $15 million against the commitment fee by July 25, 2011 and pay Glenmark the remaining $6.6 million of the commitment fee in five equal annual installments. Salix will be entitled to a return of the advance (minus the amounts Glenmark has spent up to that time in the scale-up) should Glenmark fail to use commercially reasonable efforts to perform the requisite upgrades. If Salix terminates the Amended Supply Agreement for reasons other than Glenmark’s bankruptcy or Glenmark terminates the Amended Supply Agreement for Salix’s bankruptcy, Salix will forfeit the balance of the advance then lying with Glenmark. If, under specified circumstances, Salix uses a third-party manufacturer for its supply of crofelemer, Salix will be required to make specified payments to Glenmark.

The Amended Supply Agreement has a ten-year term, unless extended for additional two-year periods at Salix’s option. Salix may terminate the Amended Supply Agreement if regulatory authorities cause the withdrawal of any product containing crofelemer from the U.S. market or from any other market for safety reasons. Glenmark may terminate the agreement upon 18 months’ prior notice if Glenmark’s Collaboration Agreement with Napo Pharmaceuticals, Inc. terminates. Either party may terminate the Amended Supply Agreement early upon bankruptcy, material breach of the other upon a 30-day cure period, or a third party’s sale of a generic version of crofelemer. Termination by Glenmark for material breach, termination of its Collaboration Agreement with Napo or a third party’s sale of a generic version of crofelemer will not become effective prior to July 18, 2016.

A detailed description of the Original Agreement is included in Salix’s Current Report on Form 8-K filed December 15, 2008. A copy of the Original Agreement was filed on March 11, 2009, as Exhibit 10.65 to Salix’s Annual Report on Form 10-K.

The description of the Amended and Restated Manufacturing and Supply Agreement and the Agreement for Advance Against Commitment Fee provided above are qualified in their entirety by reference to the full and complete terms contained in the Amended and Restated Manufacturing and Supply Agreement, and the Agreement for Advance Against Commitment Fee, which will be filed as exhibits to Salix’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

/s/ Adam C. Derbyshire
Date: July 22, 2011	Adam C. Derbyshire
Executive Vice President and Chief Financial Officer